Exhibit 10.2

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

MANAGEMENT COMPENSATION PLAN, AS AMENDED

PERFORMANCE–BASED RESTRICTED STOCK UNIT AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) dated as of                      (the “Grant Date”) is made between Primus Telecommunications Group, Incorporated (the “Company”) and                      (the “Grantee”). The Management Compensation Plan, as amended (the “Plan”), is hereby incorporated by reference and made a part hereof, and the Restricted Stock Units (the “RSUs”) and this Agreement shall be subject to all terms and conditions of the Plan. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

1. Grant of Restricted Stock Units. The Company hereby grants to the Grantee                      RSUs which represent a contingent entitlement of the Grantee to receive shares of Stock pursuant to the Plan, subject to the terms and conditions of this Agreement and the Plan.

2. Performance Vesting. Unless otherwise set forth in this Agreement, the RSUs granted to the Grantee hereunder shall become vested on the dates set forth on Annex A (the “Vesting Date”) provided, (i) that the applicable performance goals set forth on Annex A have been achieved; and (ii) that the Grantee is providing service to the Company or its Affiliates or Subsidiaries on the Vesting Date. The RSUs granted to the Grantee under this Agreement that become vested in accordance with this Section 2 shall constitute “Vested RSUs”. All RSUs granted to the Grantee under this Agreement that have not become vested shall constitute “Unvested RSUs”. Subject to the last sentence of Section 4(a) hereof, Vested RSUs shall be settled in shares of Stock on a one-for-one basis, within seven (7) calendar days of the Vesting Date and in accordance with this Agreement and the Plan.

3. Change of Control. Notwithstanding the foregoing, if the Grantee’s service is terminated without Cause or by the Grantee for Good Reason (as such term is defined in the Plan) within twenty-four (24) months following a Change of Control (as such term is defined in the Plan) all Unvested RSUs to the extent then outstanding and not previously forfeited shall be deemed vested as of the date of the termination of the Grantee.

4. Termination of Service.

(a) Forfeiture. Upon the termination of the Grantee’s service with the Company or any Affiliate or Subsidiary for any reason, any Unvested RSUs shall be forfeited (without payment of any consideration therefor). Upon the termination of the Grantee’s service with the Company or any Affiliate or Subsidiary for Cause, any Vested RSUs which have not been settled prior to the date of such termination shall be forfeited (without payment of any consideration therefor).

(b) Clawback. In the event that the Grantee’s service with the Company or any Affiliate or Subsidiary is terminated for Cause during the term of this Agreement, the Company shall demand repayment of (i) any Stock or cash payments received by the Grantee in settlement of any Vested RSUs, and (ii) any profits received on the sale of any Stock received in connection with the settlement of any Vested RSUs. The Grantee shall be required to provide repayment of such amounts within ten (10) calendar days following written demand by the Company. The value of such repayment shall be determined by the Committee in its sole discretion.

(c) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to the Unvested RSUs either (i) provide that the Unvested RSUs shall be assumed or substituted by the acquiring or succeeding entity with substantially equivalent RSUs appropriately adjusted to affect the consummation of the Corporate Transaction; or (ii) terminate the Unvested RSUs in exchange for a payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares into which the Unvested RSUs would have been settled if deemed fully vested as of the date of the Corporate Transaction. For purposes of determining the payments to be made pursuant to this sub clause (ii), in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors of the Company.

5. Expiration of Restricted Stock Units. Subject to earlier forfeiture as provided in Section 4 hereof, in the event that all or any portion of the RSUs granted pursuant to this Agreement have not become Vested RSUs by April 15, 2014 (the “Expiration Date”), any such Unvested RSUs shall terminate and be of no further force and effect as of the Expiration Date.

6. Stockholder Rights.

(a) No Rights as a Stockholder until Stock Issued. The Grantee shall have no rights of a stockholder (including the right to distributions or dividends) until shares of Stock are issued pursuant to the terms of this Agreement.

(b) Dividend Equivalents. On each date on which a dividend (other than a Common Stock dividend) is paid to the holders of Common Stock the record date of which falls on any date after the date of this Amendment and ending on the first date on which all of the RSUs have either been forfeited or vested pursuant to the RSU Agreements as in effect from time to time (a “Dividend Payment Date”), the Company shall accrue (without interest) an amount of money or other property (a “Dividend Equivalent”) determined by multiplying (i) the number of RSUs (if any) that were neither forfeited nor vested on or before such dividend record date, times (ii) the dividend per share paid on such Dividend Payment Date. However, if the dividend is paid in property other than cash or Common Stock, the Company shall have the right, in its sole discretion, to pay such Dividend Equivalent in cash. Simultaneously with the delivery of shares of Stock upon vesting of the RSUs under the terms of the RSU Agreements, the Company shall pay the Grantee the Dividend Equivalent earned with respect to the vested RSUs. If such unvested RSUs are forfeited, no Dividend Equivalents shall be paid and such Dividend Equivalents shall be deemed cancelled. For the avoidance of doubt in no event will a Dividend Equivalent be paid if the Grantee is entitled to dividends with respect to shares of Stock because such RSUs shall have been deemed vested.

7. Restrictions. Prior to the time shares of Stock are issued with respect to any RSUs granted hereunder, neither the RSUs nor any interest thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition in violation of this Section 7 shall be void and unenforceable against the Company and will result in the immediate termination of the applicable RSUs.

8. Withholding Taxes. The Grantee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required to be withheld by applicable law or regulation in respect of the RSUs, as applicable, no later than the date of the event creating the tax liability. The Company may, and, in the absence of other timely payment or provision made by the Grantee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Grantee, including, but not limited to, by withholding shares of Stock at not more than the minimum statutory rate from any shares of Stock to be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivery or withholding of shares of Stock, such shares shall be valued at their fair market value (as determined in accordance with the Plan) on the applicable date for such purposes.

9. Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated service with the Company for purposes of this Agreement and no payment shall be due to the Grantee under the Plan or this Agreement until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any portion of this RSU is payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such RSU shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

10. Miscellaneous.

(a) No Right to Continued Service. Nothing in the Plan or in this Agreement will confer upon the Grantee any right to continue in the service of the Company or its Affiliates or Subsidiaries or interfere with or restrict in any way the right of the Company or any of its Affiliates or Subsidiaries, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(b) Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

(c) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) calendar days after mailing to the respective parties named below:

If to the Company:	Primus Telecommunications Group, Incorporated 7901 Jones Branch Drive, Suite 900 McLean, VA 22102 Attention: Equity Administration

If to the Grantee:	At the address on record with the Company.

(d) Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

(e) Successors. The terms of this Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and, subject to Section 7 hereof, the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(f) Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(h) Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

(i) Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof and hereof, and accepts the RSUs granted hereunder subject to all the terms and conditions of the Plan and this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By

Name:
Title:

Grantee

5